ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Petroleum Announces Closing of Merger

SAN ANTONIO (October 5, 2009) - Abraxas Petroleum Corporation (NASDAQ:AXAS) (“Abraxas Petroleum”) today announced that it has closed the merger with Abraxas Energy Partners, L.P. (“Abraxas Energy”).

A special meeting of Abraxas Petroleum stockholders was held on October 5, 2009 and the holders of a majority of the shares voting at the special meeting approved the issuance of Abraxas Petroleum common stock to the holders of common units of Abraxas Energy not held by a wholly-owned subsidiary of Abraxas Petroleum in connection with the merger and further approved an increase in the number of shares of Abraxas Petroleum common stock reserved for issuance under its long-term equity incentive plan.

The unitholders of Abraxas Energy will receive 4.25 shares of Abraxas Petroleum common stock for each common unit of Abraxas Energy.  A total of 26.2 million shares of Abraxas Petroleum common stock will be issued in connection with the merger.  The shares are subject to an initial 90-day lock-up period followed by a multi-year staggered lock-up period.

Further in connection with the merger, Abraxas Petroleum amended and restated its existing credit facility.  The $310 million amended and restated credit facility has an initial borrowing base of $145 million, of which approximately $135 million was drawn at closing.  In addition, the amended and restated credit facility provided a $10 million term loan which was drawn at closing.  Abraxas Energy’s senior credit agreement and its subordinated credit agreement were refinanced in conjunction with entering into the amended and restated credit facility.

Société Générale acted as administrative agent and issuing lender, SG Americas Securities, LLC acted as sole bookrunner and SG Americas Securities, LLC, Royal Bank of Canada, ING Capital LLC, and The Royal Bank of Scotland plc acted as co-lead arrangers for the amended and restated credit facility.

The securities issued in the merger have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploitation and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Finance
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com